


                                                                                            Exhibit 11.1

                                          ALBEMARLE CORPORATION

                               COMPUTATION OF PRO FORMA EARNINGS PER SHARE

                           for the years ended December 31, 1996 and 1995 (1)

                                 (In thousands except per share amounts)

                                                                    Pro Forma                 Pro Forma
                                                                      1996                       1995
                                                                      ----                       ----

Net income adjusted to reflect operations without
   the Olefins Business                                              $61,054                    $89,180
                                                                     =======                    =======

Average number of shares of common stock outstanding                  58,353                     66,069

Shares issuable upon the assumed exercise of outstanding
   stock options                                                         489                        283
                                                                     -------                   --------

Shares of common stock and common stock equivalents                   58,842                     66,352
                                                                     =======                    =======

Earnings per share  (2)                                              $  1.04                    $  1.34
                                                                     =======                    =======


Notes:

   (1) Earnings per share is computed as if the Company's common stock distributed to Ethyl shareholders had been outstanding for the entire periods presented and also includes common stock equivalents based on outstanding stock options.

   (2) Primary earnings per share and fully-diluted earnings per share are the same amounts and are computed based on net income adjusted to reflect operations without the Olefins Business.

                                                            -39-